SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 11, 2002


                               INNOFONE.COM, INC.
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             (Exact name of registrant as specified in its charter)

Nevada                                                       98-0202313
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(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                               Identification No.)

4390 Paletta Court, Burlington, Ontario, Canada              L7L 5R2
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(Address of principal executive offices)                     (Zip Code)

Registrant's telephone number, including area code           (905) 637-9442
                                                             --------------

Commission File Number: 0-31949
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(Former name or former address,                              (Zip Code)
if changed since last report.)



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Item 2.   Acquisition or Disposition of Assets.

          As detailed in Item 5, below, the Company has located a significant opportunity to secure government cooperation with and assistance in forwarding the Company's business objectives by establishing a new operating subsidiary in the Province of Quebec, Canada. The establishment and operation of that new wholly-owned subsidiary will require the full attention and commitment of the Company's management, which is currently engaged full-time with the operation of the Company's existing subsidiary, Digital Micro Distribution Canada, an Ontario (Canada) corporation ("DMD"). The Company's management has determined it is unable to simultaneously operate successfully both the new subsidiary, and DMD. In order to free the Company's management to seize the opportunity presented by the new Quebec entity, and to benefit from the unique economic advantages available to the new subsidiary (and not to DMD) described below, the Company's management has determined it to be in the best interests of the Company and its shareholders to sell DMD and focus on the establishment and operation of the new subsidiary.

          On July 11, 2002, the Company entered into an agreement with 908651 Alberta Ltd. O/A QVEST Management Group ("QVEST"), an Alberta (Canada) corporation, providing for the sale of DMD to QVEST. QVEST purchased all of the issued and outstanding shares of DMD's capital stock from the Company in exchange for 1,750,000 (One Million Seven Hundred Fifty Thousand) common shares of QVEST, valued at One Canadian Dollar (Cdn.$1.00) per share. QVEST announced its intent to amalgamate with Greenstreet Equities Inc. (TSX VE: GEI) or a suitable public company within six months of the sale of DMD to QVEST.

          The DMD/QVEST transaction occurred as a result of the continuing relationship between Mr. Nathan Tanner and DMD's current management. Mr. Tanner is the president and majority shareholder of QVEST, who previously served in DMD's management in 2000 and 2001. He proposed the DMD/QVEST transaction to the Company's management. Mr. Tanner was since appointed the sole director and officer of DMD. Mr. Tanner has, until the completion of the DMD/QVEST transaction, always operated at arm's length vis a vis Innofone and DMD.

          The Company's sale of DMD to QVEST will result in a minimum cash injection of One Hundred Thirty Thousand Canadian Dollars (Cdn.$130,000) into DMD. The net book value (assets minus liabilities) of DMD at the time the transaction was entered into equaled Three Hundred Nineteen Thousand Six Hundred Ten Canadian Dollars (Cdn.$319,610). Additionally, the DMD sale allows the Company's operational management, which has been engaged virtually full-time in operations of DMD, to be freed to engage in establishing CompuBec. Although approval of the Company's outstanding shares is not required under the Company's articles of incorporation or bylaws, management has determined that the sale of DMD, and refocus on the new CompuBec subsidiary, is in the best interests of the Company and its shareholders.


Item 5.   Other Events.

          On July 8, 2002, after careful analysis of the many opportunities and preferences available under Canadian law encouraging the establishment of new businesses, the Company approved the formation of a new wholly-owned operating





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subsidiary  corporation,  CompuBec  Inc.  ("CompuBec"),  pursuant  to the Canada
Business   Corporations  Act.  CompuBec  shall  operate  as  a  refurbisher  and distributor of used computer equipment. The formation of CompuBec is a result of ongoing negotiations between the Company's management and the Government of the Province of Quebec, Canada, which culminated in the signing of a memorandum of understanding issued by the government of Quebec to Innofone.com, Inc. dated June 11, 2002.

          Pursuant to that memorandum, in exchange for the Company's establishment of CompuBec and commencement of operations within the Province of Quebec, the provincial government has proposed, subject to the completion of due diligence and the securing of initial financing on the part of CompuBec, the following significant business advantages and incentives (among others):

          1.   CompuBec shall operate tax-free for ten (10) years;

          2. The Quebec Government shall provide grants for job training in the amount of Six Hundred Thirty Thousand Canadian dollars (Cdn.$630,000);

          3. The government will subsidize Forty Percent (40%) of CompuBec's wages for five (5) years; and

          4. Quebec will provide CompuBec approximately Five Million Canadian Dollars (Cdn.$5,000,000) in grants, loans, and loan guarantees.

Given these proposed incentives, and the unique opportunities and advantages of the CompuBec transaction, the Company's board of directors determined it to be advisable and in the best interests of the Company's shareholders to seize the CompuBec opportunity, while concurrently freeing the Company to do so by disposing of DMD as discussed above.

          Effective August 1, 2002, the Company's principal offices will be relocated from 4390 Paletta Court, Burlington, Ontario, Canada, L7L 5R2, telephone 905-637-9442, to 130 Centennial Parkway North, Hamilton, Ontario, Canada, L8E 1H9, telephone 905-560-0255, as a result of the sale of DMD to QVEST and establishment of CompuBec.







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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


INNOFONE.COM, INC.



/s/ Sumit Majumdar
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Sumit Majumdar
President & Director

Date:         July 11, 2002



























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